FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
November 2, 2009	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FIRST QUARTER RESULTS
ANNOUNCES DIVIDEND OF $0.12 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the first quarter of fiscal 2010 of $1.1 million, an increase of $154,000, or 16.6%, as compared to $927,000 in net income available to common shareholders earned during the same period of the prior fiscal year.  First quarter earnings were $0.52 per diluted common share, an increase of 23.8%, as compared to $0.42 per diluted common share earned during the same period of the prior fiscal year.  Before an effective dividend on preferred shares of $127,000, net income for the quarter ended September 30, 2009, was $1.2 million, an increase of $281,000, or 30.4%, compared to the same period of the prior fiscal year.  The increase was due primarily to tax benefits of the July acquisition of Southern Bank of Commerce (SBOC), which resulted in a $258,000 reduction in income tax provisions in the current period.  Additionally, a $29,000 bargain purchase gain was recorded on the transaction.  Compared to the same period of the prior year, net interest income was up $619,000, or 17.9%.  Non-interest income was up $398,000, or 118.5%, due to the $304,000 other-than-temporary impairment charge recorded in the same quarter of fiscal 2009.  Provisions for loan losses decreased $190,000, or 47.5%, and non-interest expense was up $1.1 million, or 56.2%, primarily the result of expenses related to the SBOC acquisition.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 20, 2009, declared a cash dividend of $.12 per share, its 62nd consecutive quarterly dividend since the inception of the Company.  This dividend will be paid on November 30, 2009, to shareholders of record at the close of business on November 13, 2009.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Use of Capital Purchase Program Funding:

In December 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP).  The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter.  The Treasury Department created the CPP with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  Since the issuance of the preferred stock to the Treasury, the Company has increased loan balances by approximately $56 million.  The increase in loans was partially due to the SBOC acquisition.  The acquired bank was a small, troubled institution headquartered in Paragould, Arkansas, which had significantly reduced lending activity in recent periods.  The Company believes that it can increase credit availability in the communities in which SBOC was located.  Additionally, the Company has contributed to the accomplishment of Treasury’s objective by leveraging the investment to support the purchase of U.S. government agency mortgage backed securities and municipal debt, helping to improve the availability of credit in two distressed markets.  Since the preferred stock issuance, the Company has increased its securities portfolio balance by $19.5 million.  Much of these securities purchases would not likely have been made by the Company, absent the Treasury investment.  Including both securities and direct loans, the Company has increased its investment in credit markets by $75.5 million since the preferred stock issuance.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $48.4 million, or 10.4%, to $514.3 million at September 30, 2009, as compared to $465.9 million at June 30, 2009.  This growth was partially due to the acquisition of SBOC in July 2009, but also due to strong organic loan growth, some of which is seasonal and related to agriculture.  Asset growth has been funded with deposit growth, which has also offset a reduction in Federal Home Loan Bank (FHLB) advances.

Loans, net of the allowance for loan losses, increased $36.7 million to $405.2 million at September 30, 2009, an increase of 10.0%, as compared to $368.5 million at June 30, 2009.  Of that growth, approximately $15 million represents the fair value of loans included in the SBOC acquisition.  In total, the increase primarily reflects growth in commercial loans of $10.1 million, residential real estate loans of $9.7 million, and commercial real estate loans of $8.8 million.  Due primarily to the SBOC acquisition, non-performing loans rose to 0.31% of total loans at September 30, 2009, compared to 0.21% of total loans at June 30, 2009, and non-performing assets rose to 0.50% of total assets at September 30, 2009, compared to 0.29% of total assets at June 30, 2009.  Our allowance for loan losses at September 30, 2009, totaled $4.6 million, representing 1.12% of total loans and 359% of non-performing loans, as compared to $4.4 million, or 1.19% of total loans, and 557% of non-performing loans, at June 30, 2009.  Available-for-sale investments increased $1.0 million, or 1.6%, to $61.2 million at September 30, 2009, as compared to $60.2 million at June 30, 2009.

Total liabilities increased $46.9 million to $470.8 million at September 30, 2009, an increase of 11.1% as compared to $423.9 million at June 30, 2009.  Deposits increased $59.6 million to $371.5 million at September 30, 2009, an increase of 19.1%, as compared to $312.0 million at June 30, 2009.  The increase in deposits was due in part to the SBOC acquisition, which included acquired deposits of approximately $29 million.  The increase was also due to continued strong growth in the Company’s reward checking product and promotion of special high-rate savings accounts in the Company’s new Arkansas markets.  In total, the increase reflected growth of $38.7 million in certificates of deposit, a $10.1 million increase in passbook and statement savings, and an $8.5 million increase in interest-bearing checking accounts.  Certificate of deposit growth included $11.1 million in new brokered CD funds, acquired due to the competitive rate at which the funds were available.  Public unit deposits were up $6.7 million, as the Company established a significant new relationship with an area municipality.  Net retail, non-brokered deposits were up $41.7 million.  Of the $29 million in deposits acquired from SBOC, approximately $5 million was public unit and brokered funds, meaning that organic growth in retail, non-brokered deposits was approximately $18 million in the first quarter.  The average loan-to-deposit ratio for the quarter was 114%, as compared to 123% for the same period of the prior year.  FHLB advances decreased $11.4 million, or 14.5%, to $67.4 million at September 30, 2009, as compared to $78.8 million at June 30, 2009, due to increased cash availability as a result of deposit growth.  At September 30, 2009, FHLB borrowings included $4.9 million in short-term borrowings, compared to $6.3 million in short-term borrowings at June 30, 2009.  The Company repaid a $10.0 million callable advance in the first quarter of fiscal 2010 due to an advantageous prepayment opportunity.

The Company’s stockholders’ equity increased $1.6 million, or 3.8%, to $43.6 million at September 30, 2009, from $42.0 million at June 30, 2009.  The increase was due primarily to retention of net income and an increase in the market value of the Company’s available-for-sale investment portfolio, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2009, was $4.1 million, an increase of $619,000, or 17.9%, as compared to the same period of the prior fiscal year.  The increase reflected our growth initiatives, which resulted in a 17.1% increase in the average balance of interest-earning assets (and a 16.2% increase in interest-bearing liabilities), and an expansion of our net interest rate spread.  Our interest rate spread was 3.27%, for the three-month period ended September 30, 2009, as compared to 3.19% for the same period of the prior fiscal year.  The increase in average interest rate spread for the quarter was the result of a 50 basis point decrease in rates paid on interest-bearing deposits and borrowings, partially offset by a 42 basis point decrease in the yield earned on loans and investments.

The provision for loan losses for the three -month period ended September 30, 2009, was $210,000, as compared to $400,000 in the same period of the prior fiscal year.  The decrease in the provision was primarily the result of increased provisioning in prior periods as the U.S. economy began to deteriorate.  The provision for the current quarter represent an annualized charge of 0.21% of average loans outstanding.

The Company’s noninterest income for the three-month period ended September 30, 2009, was $734,000, an increase of $398,000, or 118.5%, compared to the same period of the prior fiscal year.  The increase for the three-month period was primarily due to inclusion in the prior period’s results of a $304,000 charge to record the other-than-temporary impairment of the Company’s investment in Freddie Mac preferred stock.  Outside that charge, noninterest income would have increased 14.7% compared to the same period of the prior fiscal year, attributable to increased ATM network income, secondary market loan origination income, loan late charges, and a $29,000 gain on the bargain purchase acquisition of SBOC.

Noninterest expense for the three-month period ended September 30, 2009, was $3.2 million, an increase of $1.1 million, or 56.2%, compared to the same period of the prior fiscal year.  The increase in noninterest expense was largely attributable to the SBOC acquisition, and consisted of increased compensation and benefits, charges to write down the book value of fixed assets, increased occupancy and data processing charges, increased deposit insurance assessments (primarily the result of base assessment rate increases by the FDIC), and increased advertising and legal and professional fees.  The efficiency ratio for the three-month period ended September 30, 2009, was 66.2%, compared to 53.8% for the same period of the prior fiscal year.

Income tax provisions for the three-month period ended September 30, 2009, was $205,000, a decrease of $220,000, or 51.9%, compared to the same period of the prior fiscal year.  The decrease was due to tax benefits resulting from the SBOC acquisition, and was partially offset by higher pre-tax income.  As a result of these benefits, our effective tax rate for the three-month period ended September 30, 2009, decreased to 14.5%, as compared to 31.4% for the same period of the prior fiscal year.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2009	June 30, 2009

Total assets	$514,344,000	$465,897,000
Available-for-sale securities	61,155,000	60,178,000
Loans, net	405,193,000	368,556,000
Allowance for losses on loans	4,610,000	4,430,000
Non-performing assets	2,590,000	1,371,000
Deposits	371,532,000	311,955,000
FHLB advances	67,350,000	78,750,000
Securities sold under repurchase agreements	23,069,000	23,748,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	43,585,000	42,008,000

Equity to assets ratio	8.47%	9.02%
Allowance as a percentage of gross loans	1.12%	1.19%
Non-performing loans as a percentage of gross loans	0.31%	0.21%

Per common share:
Closing market price	$10.80	$9.95
Tangible book value per common share	15.60	14.82

	Three Months Ended September 30,
Selected Operating Data:	2009	2008

Net interest income	$4,072,000	$3,453,000
Provision for loan losses	210,000	400,000
Non-interest income	734,000	336,000
Non-interest expense	3,183,000	2,037,000
Income taxes	205,000	425,000
Net income	1,208,000	927,000
Effective dividend on preferred shares	127,000	-
Net income available to common shareholders	$1,081,000	$927,000

Per common share:
Basic net income available to common shareholders	$.52	$.42
Diluted net income available to common shareholders	$.52	$.42
Cash dividends	$.12	$.12

Average common shares outstanding	2,083,370	2,197,240
Average diluted common shares outstanding	2,085,755	2,200,369

Profitability Ratios:
Return on average assets	.97%	.88%
Return on average common equity	13.0%	12.0%

Net interest margin	3.49%	3.45%
Net interest spread	3.27%	3.19%

Efficiency Ratio	66.2%	53.8%